CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is effective as of August 3rd, 2015, (the “Effective Date”) by and between Crown Marketing . (hereinafter referred to as the “Company”), whose offices are located at, 4350 Temple City Blvd, El Monte CA. 91731 and Barry Migliorini, social security number: ***-**-****. (Hereinafter collectively referred to as “Consultant”), whose principal address is 7071 Warner F3 Huntington Beach California 92647. Company and Consultant may be individually referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH

WHEREAS, the Company wishes to receive consulting services from Consultant from time to time and Consultant is willing to provide such consulting services, and Company and Consultant wish to enter into this Agreement to set forth the terms and conditions on which services will be provided.

NOW, THEREFORE, the Company and Consultant hereby mutually covenant and agree as follows:

1. Engagement of Consultant.   Consultant is hereby retained by the Company, as a general advisor and consultant to the Company for the compensation and on the terms and conditions hereinafter expressed. Consultant shall perform such consulting duties as are reasonably assigned to him by the Company in regard to the business of the Company and its Subsidiaries ("Services").

Services will include Consultant's advice, counsel and assistance to be furnished at the reasonable request of the Company from time to time in connection with (1) Driving traffic to companies website (2) maintaining and building of Company online presence (3) Generating leads and prospective clients through online platforms (4) Branding the company, its name and products (5) Create landing pages to drive traffic to company pages (6) engage in social media marketing and create content on all media platforms (7) Create and distribute videos to assist with branding company, its products and name. (8) Fulfill all other general technical duties to provide an optimal online presence. All services will be performed by consultant on a best efforts basis.

2. Consultant's Duties.   Consultant will make himself available for general consultation at all reasonable times by telephone or correspondence, and will be available at the Company's premises for up to Two day’s per month on mutually-agreed dates. The Company agrees to give Consultant reasonable notice of what Services it desires and when it desires them to be performed. In that connection, the Company and Consultant agree to cooperate in resolving any scheduling problems that may arise with respect to Consultant being available at the times requested.

3. Compensation for Services.   The Company agrees to pay to Consultant 200,000,000 (Two Hundred Million) free trading shares of Crown Marketing “CWNN”. The following 200,000,000 (Two Hundred Million) free trading shares are to secure the commitment to Barry Migliorini and additional shares may be issued (to be agreed on by both parties) depending on the level of service required.

The common shares are to be issued in the name of Barry Migliorini (SSN: ***-**-****)

Fees are payable at the execution of this agreement.

4. Duties the consultant is prohibited from performing: the services offered by the consultant do not include the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the registrant’s securities

5. Term.   The term of this Agreement (the "Term") shall begin on the date of this Agreement and expire on February 3rd, 2016; provided that it may be extended by mutual agreement in writing for an additional term and may be terminated during the Term as provided in Section 6 hereof.

6. Duties of Consultant Relating to Consulting Services.   Consultant shall at all times be acting and performing hereunder as an independent contractor. In connection with the performance by Consultant of Services, the Company shall not have or exercise any control or direction over the Services performed by Consultant, and will not in any way supervise or control his activities. Consultant shall perform all of the Services herein provided for relying on his own experience, knowledge, judgment and techniques. Consultant shall not, in the performance of his duties, be managed or advised concerning the same by the Company. Consultant will not be acting as the employee, agent, partner, servant or representative of the Company and Consultant will not have any authority to bind the Company or any subsidiary of the Company in any manner.

7. Termination of Agreement.   Notwithstanding that the Term shall not have been completed, the Company may terminate this Agreement (a) upon the death of Consultant, (b) if Consultant should be incapacitated by illness or any other matter from performing his duties hereunder for a continuous period of sixty days, or (c) for cause by delivery by the Company to Consultant of notice specifying such cause. If this Agreement is terminated, the Company shall only be obligated to make payments of Fee due on a pro rata basis to the date of termination.

8. Confidential Information.   Consultant agrees that, during the Term and at all times after the termination of this Agreement for whatever reason, he will treat as confidential and maintain in confidence all information relating to the business of the Company, including without limitation the identity of the customers and suppliers of the Company, the Company's arrangements with such suppliers and customers, and technical data relating to the Company's products and services. In addition, Consultant agrees that, without the prior written approval of the Company, he will not disclose any such information at any time to any person, corporation, association or other entity except authorized personnel of the Company or a subsidiary of the Company. Upon the termination of this Agreement for any reason, Consultant will not take or retain from the premises of the Company or any subsidiary of the Company any records, files or other documents, or copies thereof, relating in any way to the business operations of the Company or any subsidiary of the Company. It is expressly agreed that the remedy at law for breach of the agreements set forth in this Section is inadequate and that the Company shall, in addition to any other available remedies (including, without limitation, the right of offset), be entitled to injunctive relief to prevent the breach or threatened breach thereof.

9. Governing Law; Consent to Jurisdiction.   This Agreement shall be deemed to have been made under, and shall be construed and interpreted in accordance with, the laws of the State of California, excluding any conflicts-of-law rule or law which might refer such construction and interpretation to the laws of another State, republic or country. The parties hereby submit to the jurisdiction of the state and both parties agree any and all claims, disputes or controversies that may arise out of this agreement shall be submitted to binding arbitration before San Diego county arbitrator Jack Hamlin or an arbitrator selected by the consultant.

10. Modifications; Waiver.   This Agreement shall not be amended or modified except by written instrument executed by the Company and Consultant. The failure of the Company or Consultant to insist upon strict performance of any provision hereof shall not constitute a waiver of, or estoppel against asserting, the right to require such performance in the future, nor shall a waiver or estoppel in any one instance constitute a waiver or estoppel with respect to a later breach of a similar nature or otherwise.

11. Remedies.   The remedies accorded to the parties by this Agreement are in addition to, and not in lieu of, all other remedies to which the parties may be entitled at law or in equity.

12. Inconsistent Obligations.   Consultant represents and warrants that, at the date of this Agreement, he has no obligations that are inconsistent with those of this Agreement.

13. Sole Agreement.   All prior negotiations and agreements between the parties hereto relating to the transactions, employment and services contemplated hereby are superseded by this Agreement, and there are no representations, warranties, understandings or agreements with respect to such transactions, employment or services other than those expressly set forth herein.

14. Severability.   If any of the terms or conditions of this Agreement are held by any court of competent jurisdiction to be unenforceable or invalid, such unenforceability or invalidity shall not render unenforceable or invalid the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be unenforceable or invalid, the rights and obligations of the parties shall be construed and enforced accordingly, and this Agreement shall thereupon remain in full force and effect.

IN WITNESS WHEREOF, the Company and Consultant have executed this Agreement as of the day and year first above written.

By:

August 3, 2015

Date

Consultant

/s/Barry Migliorini

By:

August 3, 2015

Date

/s/Jay Hooper, CEO

Crown Marketing